Exhibit (g)(15)

 APPENDIX "A"
TO
CUSTODIAN AGREEMENT
BETWEEN
Each of the Investment Companies,
on behalf of their respective portfolios, listed on this appendix "A" and
Bankers Trust Company
Dated as of February 22, 2000

 The following is a list of the Funds and their respective Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of November 5, 1997 (the "Custodian Agreement"):

Name:                           Portfolio:                       Effective as of:

Fidelity Commonwealth Trust:    Spartan 500 Index Fund*          December 1, 1997

Fidelity Concord Street Trust:  Spartan  Extended Market         November 5, 1997
                                Index Fund

                                Spartan Total Market Index Fund  November 5, 1997

                                Spartan International Market     November 5, 1997
                                Index Fund

                                Spartan U.S. Equity Index Fund   December 5, 1997

Variable Insurance Products     Index 500 Portfolio              December 1, 1997
Fund II:


*Spartan Market Index Fund changed its name to Spartan 500 Index Fund effective February 10, 2000.

 IN WITNESS WHEREOF, each of the parties hereto has caused this Appendix to be executed in its name and behalf as of the day and year first set forth opposite each such Portfolio.

Each of the Investment Companies,
on Behalf of Each of Their
Respective Portfolios,
Listed on this Appendix A to       Bankers Trust Company
the Custodian Agreement.

By:      /s/Maria Dwyer            By:       /s/Nancy McNally

Name:    Maria Dwyer               Name:     Nancy McNally

Title:   Deputy Treasurer          Title:    Director